Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release—November 21, 2008

Auburn National Bancorporation, Inc. Elects Not to Participate in TARP

AUBURN, Alabama (Nasdaq: AUBN) – Auburn National Bancorporation, Inc. announced today that it did not apply for funds available through the U.S. Department of the Treasury’s Capital Purchase Program, part of the federal government’s Troubled Assets Relief Program (TARP).

“After a thorough evaluation, our board of directors and senior management decided that we would not participate in the Treasury’s Capital Purchase Program,” said E. L. Spencer, Jr., President, CEO and Chairman of the Board. “Auburn National Bancorporation is well-capitalized, we are profitable, and we continue to lend and grow in the markets we serve.”

At September 30, 2008, Auburn National Bancorporation’s Tier 1 Leverage ratio was 8.87%, Tier 1 Risk-Based Capital ratio was 14.54%, and Total Risk-Based Capital ratio was 15.50%, well above current regulatory requirements.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $735 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley, and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan performance, credit quality and capital, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2007, and otherwise in our SEC reports and filings.